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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               ISONICS CORPORATION
                               -------------------
           (Name of small business issuer as specified in its charter)


California                     001-12531                    77-0338561
----------                     ---------                    ----------
State of                       Commission File              IRS Employer
Incorporation                  Number                       Identification No.


                  5906 McIntyre Street, Golden, Colorado 80403
                  --------------------------------------------
                     Address of principal executive offices

                                  303-279-7900
                                  ------------
                           Telephone number, including
                                    Area code

Securities to be registered pursuant to Section 12(b) of the Act: NONE
        Title of each class to be so registered:                  not applicable
        Name of each exchange on which each class is to be
        registered:                                               not applicable

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
[XX]

Securities Act registration statement file number to which this form relates:
333-37696

Securities to be registered pursuant to Section 12(g) of the Act:

                     Class B Common Stock Purchase Warrants
                Class C Redeemable Common Stock Purchase Warrants
                -------------------------------------------------
                                (Title of class)

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Item 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                  CLASS B COMMON STOCK PURCHASE WARRANTS. No Class B Warrants have yet been issued, but they will be issued to holders of outstanding Class A Warrants who accept an offer being made by Isonics Corporation to exchange outstanding Class A Warrants for Class B Warrants.

                  The Class B Warrants will expire 90 days after the effective date of Isonics Corporation's registration statement on Form S-4 (Commission file no. 333-37696) or September 30, 2000, whichever is later. The exercise price for the Class B Warrants is $5.80. Each person exercising a Class B Warrant will receive one share of common stock (which shares are already registered under the Securities Exchange Act of 1934) and one Class C Redeemable Common Stock Purchase Warrant. The Class B Warrants will not be redeemable

                  CLASS C REDEEMABLE COMMON STOCK PURCHASE WARRANTS. No Class C Warrants have yet been issued, but they will be issued to persons who exercise their Class A Warrants prior to the expiration of the exchange offer, or who exercise their Class B Warrants prior to their expiration.

                  The Class C Warrants will expire three years after the effective date of Isonics Corporation's registration statement on Form S-4 (Commission file no. 333-37696). The exercise price for the Class C Warrants is $10.00. Each person exercising a Class C Warrant will receive one share of common stock (which shares are already registered under the Securities Exchange Act of 1934).

                  Isonics may redeem the Class C Warrants at a price of $0.10 per Warrant on not less than 30 days' prior written notice if the Isonics Common Stock trades at or above $15.00 per share (subject to adjustment) for any 20 of 30 consecutive trading days ending not more than three days before the notice of redemption is deposited in the United States mails.

                  APPLICABLE TO BOTH THE CLASS B WARRANTS AND THE CLASS C WARRANTS. The Class B Warrants and the Class C Warrants are subject to a warrant agreement between Continental Stock Transfer & Trust Company, New York, New York, and Isonics Corporation.

                  The Class B Warrants and the Class C Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits and recapitalizations.

                  Isonics will not be required to issue fractional shares. In lieu of the issuance of such fractional shares, Isonics will pay cash to such holders of the Warrants. In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the expiration date.

                  The holder of a Warrant will not possess any rights as a shareholder of Isonics, does not have the right to vote at shareholders' meetings, and will not be entitled to receive

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dividends when and if declared.


Item 2.         EXHIBITS

                List below all exhibits filed as a part of the registration statement.

4.05+ Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company
4.06+ Specimen Class B Warrant Certificate (included as a part of exhibit 4.05)
4.07+ Specimen Class C Warrant Certificate (included as a part of exhibit 4.05)

+ Incorporated by reference from the like-numbered exhibit to registration statement on Form S-4 (Commission file number 333-37696).

                                    SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


May 30, 2000                             ISONICS CORPORATION


                                         By:/s/ James E. Alexander
                                            ----------------------
                                         James E. Alexander
                                         President and Chief Executive Officer